Exhibit 10.11

RESTRICTED STOCK CANCELLATION AGREEMENT

This Restricted Stock Cancellation Agreement (this “Agreement”), effective as of January 19, 2007, is made by and between Guidance Software, Inc., a Delaware corporation (the “Company”), and Victor Limongelli (die “Executive”).

WHEREAS, the Company and the Executive have previously entered into that certain employment agreement, dated as of December 6, 2007 (the “Employment Agreement”);

WHEREAS, in connection with the Employment Agreement, the Company granted the Executive 100,000 restricted shares of the Company’s common stock (the “Restricted Stock”) pursuant to that certain Restricted Stock Agreement (the “Restricted Stock Agreement”), dated as of December 6, 2007, and the Guidance Software, Inc. First Amended and Restated 2004 Equity Incentive Plan (the “Plan”);

WHEREAS, the Company and the Executive mutually desire to cancel the Restricted Stock and terminate any and all of the Executive’s right, title and interest in or to the Restricted Stock.

NOW, THEREFORE, in consideration of the covenants and undertakings contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1. The Restricted Stock, the Restricted Stock Agreement, and all of the Executive’s rights and interest therein and thereunder are hereby cancelled and terminated.

2. The laws of the State of California shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of law.

IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed as of the date first above written.

GUIDANCE SOFTWARE, INC.		EXECUTIVE

By:	/s/ Dale Fuller	/s/ Victor T. Limongelli
Its:	Dale Fuller	Victor T. Limongelli
	1.23.2008	(Print Name)